SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                               -------------------

                Date of Report (Date of earliest event reported)
                                  July 31, 2003

                            NTN Communications, Inc.
             (Exact name of Registrant as specified in its charter)

 Delaware                         001-11460                         31-1103425
(State or Other Jurisdiction of (Commission File Number)      (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

 5966 La Place Court
 Carlsbad, California                                             92008
(Address of Principal Executive Offices)                        (Zip Code)

    (760) 438-7400
 (Registrant's telephone number, including Area Code)


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On July 31, 2003, NTN Communications, Inc. ("NTN"), through its newly created subsidiary NTN Software Solutions, Inc., incorporated in the state of Delaware on July 16, 2003, completed the acquisition of substantially all of the assets and certain liabilities of Breakaway International, Inc. ("Breakaway"), a privately held leading provider of restaurant industry hardware and software enterprise solutions based in Arlington, Texas. NTN consummated the acquisition pursuant to an asset purchase agreement entered into on July 31, 2003 with Breakaway and all of Breakaway's existing shareholders.

     Under the terms of the agreement, NTN acquired Breakaway's assets for $25,000 in cash, 1,292,614 shares of unregistered NTN common stock (representing $2.275 million and valued at $1.76 per share) and the assumption of approximately $542,000 in certain existing liabilities set forth on Breakaway's premininary closing balance sheet dated as of July 31, 2003. The amount of the cash component of the purchase price is subject to post closing adjustment balances on a final closing date balance sheet accepted by NTN.

     NTN will pay additional contingent earn-out amounts in shares of unregistered NTN common stock and/or cash for each of the years ending June 30, 2004, June 30, 2005 and June 30, 2006, provided that certain targets for earnings before taxes are met for the acquired assets. The targeted amounts increase by 25% each year. NTN also entered into employment agreements with five of the executives of Breakaway. NTN agreed to file a registration statement covering the resale of the unregistered NTN common stock with the Securities and Exchange Commission within 30 days following the transaction closing date.

     The amount of consideration given by NTN was derived from arm's-length negotiations among the parties and based on a number of factors, including NTN's evaluation of Breakaway's past financial performance, the number of Breakaway clients and contract terms with such clients, and the strategic fit with the future expansion plans of NTN's hospitality technologies division.

     Breakaway products are currently used by more than 300 companies in more than 3,300 locations in 43 countries. Breakaway's customers include Domino's Pizza, The Cheesecake Factory, MGM Mirage and Gaylord Entertainment. The software and hardware product line acquired by NTN includes Breakaway VISION, a flagship point-of-sale solution; Breakaway ProHost, a wait list management/table management system; Breakaway RSViP, a reservation management system; and Breakaway Enterprise, a communications portal that allows restaurants to manage their operations through the web.

     The cash portion of the consideration paid to Breakaway at closing was financed from NTN's working capital. Other than the employment agreements with certain Breakaway executives offering post-acquisition employment with NTN, neither Breakaway nor any of Breakaway's shareholders had any material relationship with NTN or any of NTN's affiliates, any director or officer of NTN, or any associate of such director or officer.
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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of businesses acquired

NTN will file the financial statements of the acquired business required under this Item 7(a) under cover of Form 8-K/A as soon as practicable, but not later than 60 days after the date that the initial report of this Form 8-K was required to have been filed.

(b) Pro forma financial information

NTN will file the pro forma financial information required under this Item 7(b) under cover of Form 8-K/A as soon as practicable, but not later than 60 days after the date that the initial report of this Form 8-K was required to have been filed.

(c)     Exhibits

2.1 Asset Purchase Agreement by and among NTN Software Solutions, Inc., NTN Communications, Inc., Breakaway International, Inc., and the Seller
     Shareholders dated as of July 31, 2003. The schedules (or similar attachments) to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. NTN agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule (or similar attachment).

99.1 Press Release dated August 4, 2003.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            NTN COMMUNICATIONS, INC.



                                            By:     /s/ James B. Frakes
                                               -------------------------------
                                                        James B. Frakes
                                                        Chief Financial Officer

Date:  August 14, 2003